UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2017

NCR CORPORATION

(Exact name of registrant specified in its charter)

Commission File Number: 001-00395

Maryland	31-0387920
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3097 Satellite Boulevard

Duluth, GA 30096

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (937) 445-5000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240, 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events

On November 3, 2017, NCR Corporation (the “Company”) issued a press release announcing that, in accordance with the selection made by the fiduciary of its U.S. qualified pension plan (the “Plan”), it had entered into an agreement with Principal Life Insurance Company, a Principal® company, pursuant to which the Plan purchased a single premium group annuity contract from Principal Life Insurance Company. The group annuity contract secured approximately $190 million of benefits for approximately 6,000 former employees or their related beneficiaries whose monthly pension benefit amounts under the Plan as of January 1, 2017 were $500 or less. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and hereby incorporated by reference.

Also, on October 27, 2017, the Company closed its previously announced 2017 voluntary lump sum payment offer to certain former employees who are participants in the Plan. Approximately 1,800 participants elected to accept the offer, and the Plan expects to complete lump sum payments of accrued pension benefits from Plan assets to these participants of approximately $132 million in the aggregate by year end 2017. Following receipt of those payments, these participants will no longer be entitled to benefits under the Plan.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

The following exhibit is attached with this current report on Form 8-K:

Exhibit No.	Description

99.1	Press Release issued by the Company, dated November 3, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCR Corporation

Dated: November 3, 2017	By:	/s/ Edward Gallagher
Edward Gallagher Senior Vice President, General Counsel and Secretary